Exhibit 4.1

CREDIT AGREEMENT

BETWEEN

BANK OF NORTH CAROLINA

AND

OPTICAL CABLE CORPORATION

April 26, 2016

(Credit Agreement)

TABLE OF CONTENTS

SECTION 1.
The Revolving Credit Facility

1.1.	Advances Under Revolving Credit Facility	1
1.2.	Procedure for Requesting Advances	2
1.3.	Interest on and Principal of Advances	2
1.4.	Revolving Credit Note; Use of Proceeds	2
1.5.	Voluntary Prepayments	3
1.6.	Extension of Revolving Credit Expiration Date By Lender	3
1.7.	No Advances Under Term Loan Notes	3
1.8.	Commitment Fee	3
SECTION 2.
General Provisions Applicable to this Agreement, the REVOLVING CREDIT Note, the Advances, AND THE TERM LOAN NOTES

2.1.	Interest Calculation	3
2.2.	Late Charges	3
2.3.	Loan Payments	3
2.4.	Interest on Overdue Amounts	4
2.5.	Yield Protection	4
2.6.	Maximum Lawful Rate of Interest	4
2.7.	Other Security Documents	5
SECTION 3.
Conditions Precedent

3.1.	Conditions Precedent to Effectiveness of this Agreement and Further Advances	5
3.2.	Special Conditions Precedent with Respect to Revolving Credit Facility	6
3.3.	Limited Waiver of Conditions Precedent	7
SECTION 4.
Representations and Warranties

4.1.	Subsidiaries	7
4.2.	Authority, Etc.	7
4.3.	Litigation	7
4.4.	Financial Condition	8
4.5.	Taxes	8
4.6.	Title to Properties and Collateral	8
4.7.	Borrower’s Name, Jurisdiction of Formation, and Business Premises	8
4.8.	Compliance with Laws, Etc.	9

(Credit Agreement)

i

4.9.	Material Agreements	9
4.10.	Federal Reserve Board Regulations	9
4.11.	ERISA	9
4.12.	Licenses, Etc.	9
4.13.	Labor Matters	9
4.14.	Accuracy of Information	10
SECTION 5.
Affirmative Covenants

5.1.	Financial Statements and Other Reports	10
5.2.	Conduct of Business and Maintenance of Existence	11
5.3.	Compliance with Laws, Etc.	11
5.4.	Payment of Liabilities and Taxes	12
5.5.	Contractual Obligations	12
5.6.	Reserved	12
5.7.	Inspection	12
5.8.	Notices	13
5.9.	Depository Accounts	13
5.10	Release of SunTrust Liens	13

5.11	Subsidiaries	13

SECTION 6.
Negative Covenants

6.1.	Indebtedness	14
6.2.	Liens	14
6.3.	Loans and Investments	14
6.4.	Reserved	14
6.5.	Mergers, Acquisitions, Etc.	15
6.6.	Sale of Assets and Liquidation	15
6.7.	Change of Business	15
6.8.	Change of Name, Location, Etc.	15
6.9.	Fiscal Year	15
6.10.	Bylaws; Articles of Incorporation	15
6.11.	Affiliates	16
6.12.	Sale and Leaseback Transactions	16
6.13.	ERISA	16
6.14.	Financing Statements	16

(Credit Agreement)

SECTION 7.
FINANCIAL COVENANTS

7.1.	Fixed Charge Coverage Ratio Through Fiscal Year End 2016	16
7.2.	Fixed Charge Coverage Ratio After Fiscal Year End 2016	16
7.3.	Fixed Charge Coverage Ratio Defined	16
7.4.	Adjusted EBITDA Defined	16
7.5.	Annual Debt Service Defined	16
7.6.	Debt to Worth Ratio	16
7.7.	Current Ratio	17

SECTION 8.
Events of Default

8.1.	Payment of Obligations	17
8.2.	Perform, Etc.; Certain Provisions of this Agreement	17
8.3.	Representations and Warranties	17
8.4.	Events of Default under other Financing Documents	17
8.5.	Liquidation, Termination, Dissolution, Etc.	17
8.6.	Default under other Indebtedness	17
8.7.	Attachment	18
8.8.	Judgments	18
8.9.	Inability to Pay Debts, Etc.	18
8.10.	Bankruptcy	18
8.11.	Receiver, Etc.	18
8.12.	Financial Condition	18
8.13.	Invalidity; Repudiation	18
8.14.	Delisting Stock	19
8.15.	Perform, Etc.; other Provisions of this Agreement	19

SECTION 9.
Rights and Remedies

9.1.	Rights and Remedies	19
9.2.	Default Rate	19
9.3.	Liens, Set-Off	19
9.4.	Enforcement Costs	20

(Credit Agreement)

9.5.	Application of Proceeds	20
9.6.	No Waiver, Etc.	20
9.7.	Termination	20
SECTION 10.
Miscellaneous

10.1.	Course of Dealing; Amendment	20
10.2.	Waiver of Default	21
10.3.	Notices	21
10.4.	Right to Perform	21
10.5.	Costs and Expenses	21
10.6.	Indemnification	22
10.7.	Further Assurances	22
10.8.	Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies	22
10.9.	Governing Law; Jurisdiction	22
10.10.	WAIVER OF JURY TRIAL	22
10.11.	Certain Definitional Provisions	23
10.12.	Severability	23
10.13.	Survival	23
10.14.	Binding Effect	23
10.15.	Entire Agreement	23
10.16.	Time of Essence	23
10.17.	Duplicate Originals and Counterparts	23
10.18.	Headings	23
10.19.	Certain Obligations Excluded	23
10.20.	Prior Credit Agreement; No Novation	24
Annex A - Definitions
Schedule 6.11 - Transactions with Affiliates

(Credit Agreement)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of this April 26, 2016, is entered into by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and BANK OF NORTH CAROLINA, a North Carolina banking corporation (the “Lender”).

R E C I T A L S

A.     Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement.

B.     Borrower understands and agrees that in granting, renewing, or extending any loan, Lender is relying on Borrower’s representations, warranties, and agreements as set forth in this Agreement. Borrower understands and agrees that the granting, renewing, or extending of any loan by Lender at all times shall be subject to Lender’s sole judgment and discretion.

C.     Borrower understands and agrees that any and all such loans shall be and remain subject to the terms and conditions of this Agreement. This Agreement shall apply to any and all present and future loans, loan advances, extension of credit, financial accommodations and other agreements and undertakings of every nature and kind that may be entered into by and between Borrower and Lender now and in the future unless the written instrument evidencing such future loan specifically states that it is not governed by this Agreement.

D.     This Agreement shall replace all other credit facilities maintained by Borrower with other lenders including the credit facility which Borrower currently maintains with SunTrust Bank.

E.     This Agreement amends, modifies, continues, and restates the Credit Agreement dated May 30, 2008, by and between Borrower and Superior Modular Products Incorporated, as borrowers, and Valley Bank (successor in interest to Lender), as lender, as amended, and this Agreement governs the Term Loan Notes and the Deeds of Trust which were originally executed under such Credit Agreement dated May 30, 2008.

F.     All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Annex A attached hereto.

NOW, THEREFORE, in consideration of the premises, the respective representations, covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.     The Revolving Credit Facility.

1.1.     Advances Under Revolving Credit Facility. Subject to and upon the provisions of this Agreement and relying upon the representations and warranties set forth herein, the Lender agrees at any time and from time to time to make available to the Borrower Advances from the Effective Date until the earlier of (a) the Revolving Credit Expiration Date, and (b) the date on which this Revolving Credit Facility is terminated pursuant to Section 9 hereof, in an aggregate principal amount at any time outstanding not to exceed Seven Million and no/100 Dollars ($7,000,000) (the “Revolving Credit Amount”), which Revolving Credit Amount automatically shall be reduced to Six Million Five Hundred Thousand and no/100 Dollars ($6,500,000) on February 28, 2017 (the “First Step Down”) and, in the event that the Lender elects to extend the Revolving Credit Expiration Date pursuant to Section 1.6, further reduced to Six Million and no/100 Dollars ($6,000,000) on February 28, 2018 (the “Second Step Down”). In no event shall the Lender be obligated to make an Advance hereunder if a Default or an Event of Default shall have occurred and be continuing. Unless sooner terminated pursuant to other provisions of this Agreement, the Revolving Credit Facility and the obligation of the Lender to make Advances hereunder shall automatically terminate on the Revolving Credit Expiration Date, without further action by, or notice of any kind from, the Lender. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow under the Revolving Credit Facility. The fact that there may be no Advances outstanding at any particular time shall not affect the continuing validity of this Agreement.

(Credit Agreement)

1.2.     Procedure for Requesting Advances. The Lender may make any Advance pursuant to the Revolving Credit Facility in reliance upon any oral, telephonic, written, teletransmitted or other request (each, a “Request”) that the Lender in good faith believes to be valid and to have been made by the Borrower or on behalf of the Borrower by an Authorized Person. The Lender may act on the Request of any Authorized Person until the Lender shall have received from the Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. The Borrower acknowledges that the transmission between the Borrower and the Lender of any Request or other instructions with respect to the Revolving Credit Facility involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences. By reason thereof, the Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Lender from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold the Lender harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (a) the Lender’s accepting, relying on and acting upon any Request or other instructions with respect to the Revolving Credit Facility; or (b) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Lender’s gross negligence or willful misconduct or the fraudulent conduct of any employee of the Lender. The Lender shall incur no liability to the Borrower or to any other person as a direct or indirect result of making any Advance pursuant to this paragraph.

1.3.     Interest on and Principal of Advances. The unpaid principal balance of the Advances shall bear interest until maturity (whether by acceleration, declaration, extension, or otherwise) at the rates, and such principal and interest shall be payable, as set forth in the Revolving Credit Note. On any date upon which the Revolving Credit Amount is decreased, the Borrower shall repay so much of the Advances as shall be necessary to decrease the unpaid principal balance thereof to an amount not greater than the then-current Revolving Credit Amount.

1.4.     Revolving Credit Note; Use of Proceeds.

(a)     The Borrower’s obligation to pay the Advances with interest shall be evidenced by the Revolving Credit Note. The Lender will maintain on its books the Revolving Credit Account with respect to Advances repayments and prepayments of Advances, the accrual and payment of interest on Advances and all other amounts and charges owing to the Lender in connection with Advances. Except for manifest error, the Revolving Credit Account shall be conclusive as to all amounts owing by the Borrower to the Lender in connection with, and on account of, Advances.

(b)     All proceeds of the Revolving Credit Facility shall be advanced against the Revolving Credit Note and as provided therein. The proceeds of each Advance will be deposited by the Lender in the Borrower’s demand deposit account with the Lender and shall be used by the Borrower solely for the purpose of financing working capital and general corporate purposes.

(Credit Agreement)

1.5.     Voluntary Prepayments. Subject to the provisions of this Agreement and the Revolving Credit Note, the Borrower may prepay any Advance in whole or in part from time to time without any prepayment penalty.

1.6.     Extension of Revolving Credit Expiration Date by Lender. In the exercise of its sole and absolute discretion, from time to time the Lender may extend the Revolving Credit Expiration Date in one year increments by giving written notice of extension to the Borrower no later than February 28 of the calendar year immediately prior to the calendar year of then effective Revolving Credit Expiration Date (the “Revolving Credit Extension Deadline”). For example, if the Lender elects to extend the initial Revolving Credit Expiration Date from February 18, 2018, to February 18, 2019, the Lender will give written notice of such extension to the Borrower no later than the initial Revolving Credit Extension Deadline of February 18, 2017. In the event that the Lender does not give written notice of extension by the effective Revolving Credit Extension Deadline, unless sooner terminated pursuant to other provisions of this Agreement, the Revolving Credit Facility and the obligation of the Lender to make Advances hereunder shall automatically terminate on the Revolving Credit Expiration Date then in effect, without further action by, or notice of any kind from, the Lender.

1.7.     No Advances Under Term Loan Notes. The Term Loan Notes have been fully funded and no Advances are available under either Term Loan Note.

1.8.     Commitment Fee. In consideration of the Lender’s agreement to make the Revolving Credit Facility available to the Borrower, the Borrower shall pay to the Lender, on the date hereof, a revolving credit commitment fee (the “Commitment Fee”) in the amount of $70,000, which is equal to one percent (1.00%) of the loan amount. The Commitment Fee shall be deemed fully-earned and non-refundable as of the date hereof.

SECTION 2.     General Provisions Applicable to this Agreement, the Revolving Credit Note, the Advances, and the Term Loan Notes.

2.1.     Interest Calculation. All interest and fees payable under the provisions of this Agreement with respect to any Note or with respect to the Obligations shall be computed on the basis of the actual number of days elapsed over a year of 360 days. With respect to the Revolving Credit Note, all Advances shall accrue interest at the LIBOR Adjusted Rate, and the interest rate on all amounts on which interest is calculated with respect to the LIBOR Adjusted Rate shall change immediately and contemporaneously with each change of the LIBOR Adjusted Rate.

2.2.     Late Charges. If the Borrower fails to make any payment of principal, interest, prepayments, fees, or any other amount becoming due pursuant to the provisions of this Agreement, within ten (10) days of the date due and payable, the Borrower shall pay to the Lender a late charge equal to the greater of (a) $50.00, or (b) five percent (5%) of the delinquent amount. Such 10-day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lender of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lender may employ upon the occurrence of an Event of Default.

2.3.     Loan Payments. Whenever any payment to be made by the Borrower under the provisions of this Agreement is due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment. All payments of principal, interest, fees or other amounts to be made by the Borrower under the provisions of this Agreement or the Revolving Credit Note shall be paid without setoff or counterclaim to the Lender at any banking office of the Lender in lawful money of the United States of America in cash or in other immediately available funds. Except as otherwise expressly set forth herein or in the Revolving Credit Note, payments made on account of the Revolving Credit Facility shall be applied by the Lender to the payment of the Obligations at such time or times and in such order and manner of application as the Lender may from time to time in its reasonable discretion determine.

(Credit Agreement)

2.4.     Interest on Overdue Amounts. If any amount required to be paid to the Lender hereunder is not paid when due, whether by acceleration or otherwise, and subject to any applicable notice and cure periods, the Borrower shall, on demand, from time to time pay to the Lender interest on such amount from the date due until the date of payment (after as well as before any judgment) at the Default Rate.

2.5.     Yield Protection. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of the Lender with such,

(a)     subjects the Lender to any increase in any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income or gross revenues of the Lender), or changes the basis of taxation of payments to the Lender in respect of the Revolving Credit Facility or other amounts due it hereunder, or

(b)     imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to the Revolving Credit Facility), or

(c)     imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining the Revolving Credit Facility or reduces any amount receivable by the Lender in connection with the Revolving Credit Facility, or requires the Lender to make any payment calculated by reference to the amount of the Revolving Credit Facility held or interest received by it, by an amount deemed material by the Lender, or

(d)     affects the amount of capital required to be maintained by the Lender or any corporation controlling the Lender or the Lender determines the amount of capital required is increased by or based upon the existence of this Agreement, then, within thirty (30) days after demand by the Lender (together with a copy of the applicable change in the law and calculations of amounts due), the Borrower shall pay to the Lender, as the case may be, that portion of such increased expense incurred (including any reduction in the rate of return on capital to an amount below that which it could have achieved but for such change in regulation after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender, as the case may be, reasonably determines is attributable to making, funding and maintaining the Revolving Credit Facility, provided that the Lender shall provide to the Borrower a certificate setting forth such amount.

2.6.     Maximum Lawful Rate of Interest. The rate of interest payable on the Revolving Credit Facility or under the Term Loan Notes shall in no event exceed the maximum rate permissible under applicable laws (the “Maximum Legal Rate”). If the rate of interest payable on the Revolving Credit Facility or any of the Term Loan Notes is ever reduced as a result of this Section 2.6 and at any time thereafter the Maximum Legal Rate shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the Maximum Legal Rate for such period as is required so that the total amount of interest received by the Lender is that which would have been received by the Lender but for the operation of the first sentence of this Section 2.6.

(Credit Agreement)

2.7.     Other Security Documents. As of the date hereof, the Obligations shall also be secured by, among other things, the Security Agreement and the Deeds of Trust, as modified by the Deed of Trust Modification Agreements.

SECTION 3.     Conditions Precedent.

3.1.     Conditions Precedent to Effectiveness of this Agreement and Further Advances. The Lender shall not be obligated to make any Advance available hereunder unless the following conditions precedent have been waived by the Lender or satisfied in a manner acceptable to the Lender:

(a)     Borrower’s Corporate Documents. The Lender shall have received a certificate executed by an officer of the Borrower in which such officer shall (i) certify to the Lender a true and correct copy of the bylaws of the Borrower, together with all amendments and that such bylaws, together with any such amendments, are in full force and effect and have not been otherwise amended, rescinded or revoked, (ii) furnish to the Lender the Articles of Incorporation of the Borrower, certified as of a recent date by the Virginia State Corporation Commission, (iii) furnish to the Lender copies of all necessary resolutions or consents (either authorizing the transactions described herein or ratifying such actions, including the execution and delivery of this Agreement, the Security Agreement, and the Revolving Credit Note), and (iv) furnish to the Lender a certificate of good standing, issued as of recent date by the Virginia State Corporation Commission and the Secretary of State of each jurisdiction in which it is qualified to do business.

(b)     Insurance. The Lender shall have received certificates of insurance listing the various insurances carried by the Borrower, and providing the coverages required by the Security Agreement and the Deeds of Trust.

(c)     Solvency and No Default Certificate. The Lender shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of the Borrower certifying that, after giving effect to the effectiveness of this Agreement and transactions hereunder, (i) the Borrower is solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 4 are true, complete and correct; and (iv) the Borrower has complied with all agreements and conditions to be satisfied by it under the Financing Documents.

(d)     Opinions. The Lender shall have received such opinions from counsel to the Borrower, in form and substance satisfactory to the Lender, as the Lender shall request.

(e)     Costs and Expenses. All other costs and expenses to be paid by the Borrower in connection with the closing of the transactions contemplated hereby shall have been paid in full.

(f)     Financing Documents. The Lender shall have received fully executed originals of this Agreement, the Revolving Credit Note, the Term Loan Notes, the Security Agreement, the Deed of Trust Modification Agreements, and the other Financing Documents to be executed and delivered on the date hereof.

(Credit Agreement)

(g)     Financing Statements. The Lender shall have received evidence satisfactory to the Lender of the filing of UCC financing statements in form and substance satisfactory to the Lender with all appropriate filing offices as determined by the Lender.

(h)     Lien Searches. The Lender shall have received UCC financing statement, federal tax lien, judgment, and litigation searches for the Borrower, in each case as of a date not earlier than thirty (30) days prior to the Effective Date.

(i)     Lease and Management Agreement Certificates. The Lender shall have received a certificate from a knowledgeable Responsible Officer of the Borrower as to such matters as the Lender may reasonably request dated as of the Effective Date.

(j)     Fee. The Lender shall have received from the Borrower payment of the Commitment Fee.

(k)     Recordation of Documents and Title Insurance. The Lender shall have received evidence of due recordation of the Deed of Trust Modification Agreements in the Clerk’s Office of the Circuit Court of Roanoke County, Virginia, and the Register of Deeds for Buncombe County, North Carolina, respectively, and endorsements from Investors Title Insurance Company endorsing the existing lender’s title insurance policies insuring the Deeds of Trust, which endorsements shall update the effective dates of the title insurance coverage consistent with the actual recordation of the Deed of Trust Modification Agreements, increase the lender’s title insurance coverage to $17,000,000.00, insure the Deeds of Trust (as modified by the Deed of Trust Modification Agreements) as first-lien deeds of trust encumbering the Real Property, without any additional title exceptions which are unacceptable to the Lender, and in form and substance satisfactory to the Lender.

(l)     Miscellaneous. The Lender shall have received such other documents, papers and other information as the Lender or its counsel may have reasonably requested in writing from the Borrower.

3.2.     Special Conditions Precedent with Respect to Revolving Credit Facility. The Lender shall not be required to fund any Advance or grant any other accommodation to or for the benefit of the Borrower unless the following conditions are satisfied:

(a)     No Default. No Default or Event of Default shall exist at the time of, or result from the funding of, any requested Advance.

(b)     Representations and Warranties. The representations and warranties of the Borrower in the Financing Documents shall be true and correct on the date of, and upon giving effect to, such Advance (except for representations and warranties that expressly relate to an earlier date).

(c)     Termination of SunTrust Credit Facility. Prior to or simultaneous with the first Advance, the SunTrust Credit Facility and all other loans or obligations owed by the Borrower to SunTrust Bank or to any of its affiliates have been paid and satisfied in full.

(Credit Agreement)

(d)     Conditions Precedent. All conditions precedent in Section 3.1 and any other Financing Document shall be satisfied.

(e)     No Material Adverse Effect. No event shall have occurred or circumstances exist that has or could reasonably be expected to have a material adverse effect on the Borrower’s financial condition, business or prospects.

Each Request (or deemed Request) by the Borrower for an Advance shall constitute a representation by the Borrower that the foregoing conditions are satisfied on the date of such Request and on the date of such funding.

3.3.     Limited Waiver of Conditions Precedent. If the Lender funds any Advance or grants any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Lender to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 4.     Representations and Warranties. The Borrower represents and warrants to the Lender that the following statements are true, correct and complete as of the date hereof and, except as otherwise limited below, as of the date of any requested Advance and as of the date of funding of such Advance:

4.1.     Subsidiaries. As of the date hereof the Borrower has no Subsidiary except for the following: Applied Optical Systems, Inc.; Centric Solutions, LLC; Clearwater Ventures, Inc.; and; Superior Modular Products Incorporated (collectively, the “Subsidiaries”). At the Lender's request, the Borrower agrees to grant the Lender a lien on all assets of the Borrower's Subsidiaries in accordance with the requirements of Section 5.11 below. Notwithstanding anything to the contrary herein or in any of the other Financing Documents, (i) the Borrower is permitted to hold up to $10,000,000 of assets in the aggregate in the Subsidiaries (but no real estate or real estate interests other than real estate leases entered into by such Subsidiary as lessee in the ordinary course of business), after giving effect to netting intercompany receivables and payables among the Borrower and any of its Subsidiaries, and (ii) the Borrower is permitted to hold Liens in favor of the Borrower encumbering the assets of the Subsidiaries, however, at the Lender's request, the Borrower will subordinate all such Liens to the Lender's Liens in order to comply with the requirements of Section 5.11 below.

4.2.     Authority, Etc. The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Virginia and is qualified to do business in all states where it conducts business. The Borrower has the full power and authority to execute, deliver and perform this Agreement and the Borrower has the full power and authority to execute, deliver and perform any other Financing Documents to which the Borrower is a party. Neither such execution, delivery and performance, nor compliance by the Borrower with the provisions of this Agreement and of the other Financing Documents to which the Borrower is a party will conflict with or result in, a breach or violation of (i) the Borrower’s organizational documents, (ii) any judgment, order, regulation, ruling or law to which the Borrower is subject or (iii) any contract or agreement to which the Borrower is a party or to which the Borrower’s assets and properties is subject, or constitute a default thereunder. The execution, delivery and performance of this Agreement and all other Financing Documents to which the Borrower is a party have been duly authorized and approved by all necessary corporate action by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

4.3.     Litigation. There is no litigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary which could reasonably be expected to have material adverse effect on the business, financial condition or operations of the Borrower or the ability of the Borrower to perform and comply with this Agreement or the other Financing Documents to which the Borrower is a party.

(Credit Agreement)

4.4.     Financial Condition. The Borrower has heretofore furnished to the Lender certain financial statements. Such financial statements with respect to the Borrower have been and will be prepared materially in accordance with GAAP, and all financial statements and other financial information furnished or to be furnished to the Lender fairly present in all material respects the financial condition of the Borrower at such date and the results of the operations of the Borrower for the period then ended. No material adverse change in the business, financial condition or operations of the Borrower has occurred since the date of such financial statements. The Borrower has no Indebtedness or liabilities other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement.

4.5.     Taxes. The Borrower and each Subsidiary has filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all taxes as shown on such returns or assessments received by the Borrower (including, without limitation, all F.I.C.A. payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith. No tax Liens have been filed and no claims are being asserted or threatened with respect to such taxes or assessments.

4.6.     Title to Properties and Collateral. The Borrower has good and marketable title to all of its assets and properties (including, without limitation, the Collateral) and such assets and properties are subject to no Liens except for those of the Lender or those expressly permitted by the provisions of this Agreement or any of the other Financing Documents. No financing statement listing the Borrower as debtor or otherwise encumbering any of the Borrower’s assets is on file in any public office or land or financing statement records, except for financing statements in favor of the Lender, financing statements permitted under Section 6.14, and financing statements in favor of SunTrust Bank which are required to be terminated in accordance with Section 5.10. The Real Property constitutes all of the real property and real property interests owned by the Borrower, and the Real Property is not subject to any deed of trust or other Lien except for the Deeds of Trust. The Real Property is not subject to any easements, title exceptions, encumbrances, or Liens other than the Deeds of Trust and the Permitted Encumbrances. Each Subsidiary has good and marketable title to all of its assets and properties and such assets and properties are subject to no Liens except for those of the Lender or those expressly permitted by the provisions of this Agreement or any of the other Financing Documents. No financing statement listing any Subsidiary as debtor or otherwise encumbering any Subsidiary’s assets is on file in any public office or land or financing statement records, except for financing statements in favor of the Lender, financing statements permitted under Section 6.14, financing statements for equipment leases entered into in the ordinary course of business, and financing statements in favor of the Borrower; provided, however, if any financing statement is filed against any Subsidiary which would otherwise violate this provision, the Borrower shall not be in default for such reason if, within thirty (30) days after written demand from the Lender, the Borrower obtains a termination of all such financing statements or a subordination of all such financing statements to the Liens of the Lender. The Real Property constitutes all of the real property and real property interests owned by the Borrower, and the Real Property is not subject to any deed of trust or other Lien except for the Deeds of Trust and the Permitted Encumbrances. The Real Property is not subject to any easements, title exceptions, encumbrances, or Liens other than the Deeds of Trust and the Permitted Encumbrances.

4.7.     Borrower’s Name, Jurisdiction of Formation, and Business Premises. The Borrower’s state of formation is set forth in the first paragraph of this Agreement. The Borrower’s exact legal name is as set forth in the first paragraph of this Agreement. The Borrower has not changed its legal name or changed its jurisdiction of formation. Within the past five (5) years, the Borrower has not been the surviving corporation in a merger or consolidation except as disclosed in writing to the Lender. The Borrower owns of record all of the Collateral and will maintain the Collateral only at the Business Premises or at the Lender, except that equipment of Borrower not exceeding net book value of $500,000.00 in the aggregate may be located at Borrower’s suppliers and vendors, from time to time, in the ordinary course of business in accordance with the requirements of Section 6.8 hereof; provided that, upon the written request of the Lender, the Borrower will provide a written description of all such off-premises equipment and its location and will take all commercially reasonable steps requested by the Lender to establish and confirm the Lender’s perfected security interest in such off-premises equipment.

(Credit Agreement)

4.8.     Compliance with Laws, Etc.

(a)     The Borrower and each Subsidiary is in compliance in all material respects with all applicable federal, state or local law, statute, rule, regulation or ordinance. The Borrower and each Subsidiary has not received any notice of, or, to the knowledge of the Borrower, the Borrower and each Subsidiary is not the subject of, any investigation or complaint alleging that the Borrower, any Subsidiary, or any of the Collateral or any other property owned, leased, operated or used by the Borrower or any Subsidiary is in violation of any such law, statute, rule, regulation or ordinance, including, without limitation, any Environmental Law, which, in each case, will have a material adverse effect on the business, operations or financial condition of the Borrower.

(b)     To the best of the Borrower’s knowledge, no Hazardous Materials have been used, located, installed, spilled, treated, released or stored on, under or from the property except for those which have been handled in a manner not prohibited by applicable Environmental Laws and will not have a material adverse effect on the business, operations or financial condition of the Borrower.

4.9.     Material Agreements. The Borrower and each Subsidiary is not in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any instrument, agreement or document to which the Borrower or any Subsidiary is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any Indebtedness or liabilities) which default or breach might have a material adverse effect on the business, properties, operations or financial condition of the Borrower.

4.10.     Federal Reserve Board Regulations. The Borrower and each Subsidiary is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board, and no part of the proceeds of the Revolving Credit Facility will be used for any purpose which entails a violation of Regulations U or X of the Board.

4.11.     ERISA. The Borrower and each Subsidiary is not required to maintain or to contribute to any Plan. There are no Plans to which the Borrower or any Subsidiary has or formerly had an obligation to contribute and the Borrower and each Subsidiary has not incurred any liability to the PBGC in connection with any Plan.

4.12.     Licenses, Etc. The Borrower and each Subsidiary has obtained and now holds all licenses, permits, franchises, patents, trademarks, copyrights and trade names which are necessary to the conduct of its business as now or contemplated to be conducted, free of any conflict with the rights of any other Person that might have a material adverse effect on the business, properties, operations, or financial condition of the Borrower.

4.13.     Labor Matters. The Borrower and each Subsidiary is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower or any Subsidiary to recognize, deal with or employ any Persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or, to the best knowledge of the Borrower, threatened against the Borrower. The Borrower and each Subsidiary has complied in all material respects with the Fair Labor Standards Act.

(Credit Agreement)

4.14.     Accuracy of Information. No information, exhibit, report, statement or document furnished by the Borrower or any Subsidiary to the Lender in connection with the Revolving Credit Facility, this Agreement, or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

SECTION 5.     Affirmative Covenants. The Borrower covenants and agrees with the Lender that so long as any of the Obligations shall be outstanding:

5.1.     Financial Statements and Other Reports. The Borrower shall maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Lender:

(a)     Borrower’s Annual Audited Financials. Within ninety (90) days after the end of each fiscal year of the Borrower, audited financial statements for the Borrower on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without qualification, by the Borrower’s independent auditors acceptable to the Lender. Such financial statements shall be accompanied by a certificate prepared by the Borrower in reasonable detail and certified by the Chief Financial Officer of the Borrower or other Authorized Person (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the financial covenants set forth herein, tested on an annual basis, and containing the certification of the Chief Financial Officer of the Borrower or other Authorized Person that all such financial statements present fairly, in all material respects, in accordance with GAAP the financial position, results of operations and statements of cash flows of the Borrower on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(b)     Borrower’s Quarterly Financials. Within forty-five (45) days after the end of each fiscal quarter of the Borrower, interim quarterly financial statements regarding the Borrower, certified by the Chief Financial Officer of the Borrower or other Authorized Person, including (i) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flow for that portion of the fiscal year ending as of the close of such fiscal quarter, and (ii) unaudited statements of income and cash flows for such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP. Such financial information shall be accompanied by (A) a Compliance Certificate showing the calculations used in determining compliance with each of the financial covenants set forth herein which is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of the Borrower or other Authorized Person that (i) such financial information presents fairly, in all material respects, in accordance with GAAP the financial position, results of operations and statements of cash flows of the Borrower, as at the end of such fiscal quarter and for the period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(c)     Borrower’s Tax Returns. If requested by the Lender, within thirty (30) days after the date due for filing, copies of the Borrower’s state and federal income tax returns, together with a compliance certificate of a Responsible Officer, in form and substance satisfactory to the Lender, demonstrating in reasonable detail and in manner reasonably satisfactory to the Lender compliance with the financial covenants contained in this Agreement;

(Credit Agreement)

(d)     Budget. By January 31 of each fiscal year, the proposed year’s budget for the Borrower; and

(e)     Additional Information. Upon request of the Lender, such other financial information as the Lender shall from time to time reasonably request including, but not limited to, the consolidating worksheets prepared from time to time by the Borrower with regard to Subsidiaries and the annual letters from the Borrower to its accountants in connection with their audit examination detailing contingent liabilities and material litigation matters.

(f)     Effect of Public Filings. Notwithstanding anything to the contrary herein, the Lender acknowledges that the Borrower is a public company, and to the extent any financial information is reported by the Borrower in any public filing, the Borrower shall not be required to separately provide such information to the Lender except for fourth quarter financial statements which are required by this Agreement to be provided to the Lender prior to the expected date of public filing.

5.2.     Conduct of Business and Maintenance of Existence. The Borrower and each Subsidiary shall continue to engage in business of the same general type as now being conducted by it or is contemplated hereby, and do and cause to be done all things necessary to maintain and keep in full force and effect its corporate or limited liability company existence, as the case may be, in good standing in each jurisdiction in which it conducts business.

5.3.     Compliance with Laws, Etc.

(a)     The Borrower and each Subsidiary shall comply with all laws, statutes, ordinances, orders, rules or regulations applicable to the Borrower, the Subsidiaries, or to the Collateral (or any part thereof) or to any other property owned, leased, operated or used by the Borrower or any Subsidiary, including, without limitation, Environmental Laws, a violation of which may have a material adverse effect on the business, operation or financial condition of the Borrower or any Subsidiary.

(b)     The Borrower and each Subsidiary shall not use, locate, install, spill, treat, release or store Hazardous Materials on, under or from the property owned, leased, operated or used by the Borrower or any Subsidiary unless such Hazardous Materials are handled in a manner not prohibited by applicable Environmental Laws and are handled in a manner and in such quantities that would not constitute a hazard to the environment or human health and safety, subject the Borrower to any prosecution or material liability in connection therewith, or result in a material adverse effect on the business, properties, operations, or financial condition of the Borrower. The Borrower and each Subsidiary will dispose of all Hazardous Materials only at facilities and/or with carriers that maintain governmental permits under applicable Environmental Laws. The Borrower and each Subsidiary shall promptly, at its sole cost and expense, take all action necessary or required by Environmental Laws to remedy or correct any violation of Environmental Laws by the Borrower or any Subsidiary with respect to the Collateral (or any part thereof) or any other property owned, leased, used or operated by the Borrower or any Subsidiary.

(c)     The Borrower hereby grants to the Lender and its designees and agents the right to enter the Real Property and all property leased by the Borrower or any Subsidiary during normal business hours and upon not less than forty-eight (48) hours prior notice (and at any time in the event of an emergency) for the purpose of making such audits, tests, inspections, examinations and assessments (including, without limitation, subsurface exploration and testing) as reasonably necessary to determine whether the Real Property is in compliance with applicable Environmental Laws. The Borrower agrees to cooperate with, and will cause its employees and agents and the employees and agents of its Subsidiaries to cooperate with, the Lender and its designees and agents to provide any information reasonably requested by such Persons in connection with such investigations and inspections. All costs and expenses advanced, incurred and paid by the Lender with respect to the foregoing audits, tests, inspections, examinations and assessments shall be paid by the Borrower and shall be a part of the Enforcement Costs and the Obligations.

(Credit Agreement)

(d)     The Borrower hereby agrees to indemnify, defend, and hold the Lender and its employees and agents harmless from and against any and all liability, loss, damage, costs and expenses suffered or incurred by the Lender during or after the term of this Agreement arising out of or resulting from a violation of any Environmental Laws by the Borrower or by any Subsidiary, or with respect to the Collateral (or any part thereof) or any other property owned, leased, used, or operated by the Borrower or any Subsidiary. The obligations and liabilities of the Borrower under the foregoing indemnity, together with interest thereon from the date due until paid in full at the applicable interest rate under the Revolving Credit Note (or if the Revolving Credit Note has been paid and satisfied, the applicable interest rate under the Term Loan Notes), shall be paid by the Borrower to the Lender upon demand and shall be a part of the Obligations hereunder. The foregoing indemnity shall survive the payment of all other Obligations, the expiration or termination of this Agreement and the other Financing Documents and the release of any or all of the Collateral.

5.4.     Payment of Liabilities and Taxes. The Borrower and each Subsidiary shall pay, when due, all of its Indebtedness and liabilities (including, without limitation, the Obligations), and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, F.I.C.A. payments and withholding taxes) upon the Borrower or such Subsidiary or upon the income, profits or property (including, without limitation, the Collateral) of the Borrower or any Subsidiary, except to the extent the amount or validity thereof is contested in good faith and diligently pursued, and adequate reserves have been set aside therefor if required by GAAP.

5.5.     Contractual Obligations. The Borrower and each Subsidiary shall comply with any agreement or undertaking to which the Borrower or any Subsidiary is a party and maintain in full force and effect all contracts and leases to which the Borrower or any Subsidiary is or becomes a party except to the extent that either (a) the failure to do so could not reasonably be expected to have a material adverse effect on the business, operation, properties or financial condition of the Borrower, or (b) a controversy with respect to any such agreement, contract, or undertaking is being contested by the Borrower or such Subsidiary in good faith diligently pursued.

5.6.     [Reserved].

5.7.     Inspection. The Borrower and each Subsidiary shall permit the Lender, by its representatives and agents, in compliance with all applicable Laws, to inspect the Real Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with, and to be advised as to the same by, the Borrower (or its representatives) or any Subsidiary at such reasonable times and intervals as the Lender may designate. In connection with the foregoing, the Lender, by its representatives and agents, but at the sole cost and expense of the Borrower, shall have the right to (a) enter any Business Premises of the Borrower, the business premises of any Subsidiary, or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any Person possessing any of the Collateral.

(Credit Agreement)

5.8.     Notices. The Borrower will promptly give written notice to the Lender of:

(a)     the occurrence of any Default or Event of Default;

(b)     any matter that has resulted or could reasonably be expected to result in a material adverse effect on Borrower’s ability to perform its obligations under the Financing Documents, including (i) breach or non-performance of, or any default under, a contractual obligation of the Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(c)     the occurrence of any ERISA Event;

(d)     any material change in accounting policies or financial reporting practices by Borrower, subject to the provisions of Section 5.1(f);

(e)     any judicial, administrative or arbitral proceeding pending against the Borrower or any Subsidiary or any judicial, administrative or arbitral proceeding known by the Borrower to have been threatened against Borrower or any Subsidiary in a written communication which threatened proceeding, if adversely decided, could cause a material adverse effect on Borrower; and

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each such notice shall describe with particularity any and all provisions of this Agreement and any other Financing Document that have been breached as a result of such occurrence.

5.9.     Depository Accounts. The Borrower shall maintain its primary depository accounts with the Lender.

5.10.     Release of SunTrust Liens. Within thirty (30) days after the Effective Date, the Borrower shall obtain the release, satisfaction, and termination of record of all security interests, financing statements, and other liens, securing the SunTrust Credit Facility or any other loans or obligations owed by the Borrower to SunTrust Bank or any of its affiliates, and provide written evidence thereof to the Lender.

5.11.     Subsidiaries. Within thirty (30) days after the written request of the Lender and from time to time, the Borrower shall obtain for the benefit of the Lender perfected security interests and other appropriate Liens encumbering all assets of the Subsidiaries (or any one or more Subsidiaries designated by the Lender) which security interests and Liens shall constitute a first-lien priority (subject only to Permitted Liens), and which shall be documented by lien searches obtained at Borrower’s cost. The form and substance of all security agreements, control agreements, subordination agreements, and other security instruments to create and perfect such first-lien priority shall be in form and substance reasonably acceptable to the Lender and commercially reasonable under the circumstances, and the Borrower shall bear all costs in complying with the requirements of this section including paying the reasonable fees and expenses of Lender’s counsel with regard to such matters.

(Credit Agreement)

SECTION 6.     Negative Covenants. The Borrower covenants and agrees with the Lender that so long as any of the Obligations shall be outstanding:

6.1.     Indebtedness. The Borrower and each Subsidiary shall not create, incur, assume or permit to exist any Indebtedness, except (a) Indebtedness owed to the Lender, (b) other Indebtedness existing on the date hereof and not required to be satisfied by the provisions hereof, or expressly permitted by the provisions hereof, (c) Indebtedness incurred by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (d) Indebtedness in respect of purchase money obligations for equipment and fixtures within the limitations set forth in Section 6.2(d) below; (e) obligations to pay rent under any real estate lease or equipment lease entered into in the ordinary course of business; (f) Indebtedness incurred in the ordinary course of business as trade debt which is unsecured and consists of open accounts extended by suppliers on normal trade terms in connection with the purchase of goods and services by the Borrower or any Subsidiary; (g) Permitted Working Capital Indebtedness; and (h) Intercompany Indebtedness.

6.2.     Liens. The Borrower and each Subsidiary shall not create, incur, assume or suffer to exist any Lien upon any asset of the Borrower or any Subsidiary except for the following permitted Liens (collectively, the “Permitted Liens”):

(a)     Liens pursuant to any Financing Document;

(b)     Liens for taxes not yet due or which are being contested in good faith diligently conducted, if reserves with respect thereto are maintained on the books of the Borrower in accordance with any applicable provisions of GAAP;

(c)     Liens securing any indebtedness permitted pursuant to Section 6.1(a) or Section 6.1(b);

(d)     Liens securing indebtedness permitted under Section 6.1(d); provided that (i) such liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition and the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000.00;

(e)     Permitted Encumbrances;

(f)     Liens securing Permitted Working Capital Indebtedness or Intercompany Indebtedness provided that such Liens are subordinate to the Lender's security interests and other Liens in favor of the Lender at all times; and

(g)     Possessory liens in favor of any landlord pursuant to any real estate lease entered into by the Borrower or any Subsidiary in the ordinary course of business; provided that, upon the written request of the Lender, the Borrower shall obtain for the benefit of the Lender a waiver or subordination of such possessory liens.

6.3.     Loans and Investments. Except for Intercompany Indebtedness, the Borrower and each Subsidiary shall not make or permit to remain outstanding any loan or advance to, provide any guaranty for, or make or own any investment in, any Person in an aggregate amount not exceeding $500,000.00 at any one time.

6.4.     [Reserved.]

(Credit Agreement)

6.5.     Mergers, Acquisitions, Etc. The Borrower and each Subsidiary shall not enter into any merger or consolidation or acquire or purchase all or substantially all of the assets, properties or stock of any other Person; provided, however, any such acquisition by Borrower through merger, consolidation, purchase, or other acquisition of less than $3,000,000.00 in the aggregate during the term of this Agreement shall be permitted subject to the Borrower providing prompt written notice to the Lender of any such acquisition and providing written updates to the Lender (including material details of the acquisition) upon Lender’s request.

6.6.     Sale of Assets and Liquidation. The Borrower and each Subsidiary shall not sell, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or properties outside of the ordinary course of businesses or take any action to liquidate, dissolve or wind up the Borrower, any Subsidiary, or its business; provided, however, the Borrower may sell, liquidate, dissolve, or wind up its Subsidiary, Centric Solutions, LLC, in any commercially reasonable manner subject to the Borrower providing prompt written notice to the Lender of any transaction or act with regard thereto and providing written updates to the Lender (including material details of the matter) upon Lender’s request.

6.7.     Change of Name, Location, Etc. The Borrower shall not (a) change its legal name, identity or corporate structure, (b) change the location of its chief executive office or its chief place of business or jurisdiction of incorporation or organization, (c) change the location where it keeps its records concerning the Collateral, or (d) open a new place of business, unless the Borrower shall have given the Lender prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be required by the Lender in order to create, perfect, continue, preserve, confirm or validate the Liens of the Lender on the Collateral and their priority; provided, however, that the Borrower shall not in any event change the location of any Collateral if such change would cause any Lien of the Lender on the Collateral (or the perfection thereof) to lapse, or, if required to be perfected prior to such change, to cease to be perfected.

6.8.     Change of Location of Collateral. The Borrower shall not change the location of any Collateral (except the movement, in the ordinary course of business, of motor vehicles or other Collateral intended to be mobile, the movement of Collateral between the Business Premises in the ordinary course of business, and off-premises equipment in accordance with Section 4.7 hereof), unless the Borrower shall have given the Lender prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be required by the Lender in order to create, perfect, continue, preserve, confirm or validate the Liens of the Lender on the Collateral and their priority; provided, however, that the Borrower shall not in any event change the location of any Collateral if such change would cause any Lien of the Lender on the Collateral (or the perfection thereof) to lapse, or, if required to be perfected prior to such change, to cease to be perfected.

6.9.     Fiscal Year. The Borrower shall not change its fiscal year.

6.10.   Bylaws; Articles of Incorporation. The Borrower shall not terminate the articles of incorporation of the Borrower. The Borrower shall not permit any material modification or restatement of the Borrower’s Bylaws or articles of incorporation, in each case, without prior written notice to the Lender and subject to the requirement that such modification or restatement not result in the breach of any provision of this Agreement or any Financing Document.

(Credit Agreement)

6.11.   Affiliates. Other than as set forth on Schedule 6.11, the Borrower shall not enter into or participate in any transaction with an affiliate except on terms and at rates no more favorable than those which would have prevailed in an arm’s length transaction between unrelated third parties.

6.12.   Sale and Leaseback Transactions. The Borrower and each Subsidiary shall not sell or transfer any property of the Borrower or any Subsidiary in order to concurrently or subsequently lease as lessee such or similar property without Lender’s written consent and, with respect to any such property other than the Real Property, such consent shall not be unreasonably withheld, conditioned, or delayed.

6.13.   ERISA. The Borrower and each Subsidiary shall not engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a Lien on the property of the Borrower or any Subsidiary pursuant to the provisions of ERISA.

6.14.   Financing Statements. The Borrower shall not file any amendments, correction statements, or termination statements concerning the Collateral without the prior written consent of the Lender.

SECTION 7.     Financial Covenants. The Borrower covenants and agrees with the Lender that so long as any of the Obligations shall be outstanding, the Borrower and its business operations shall comply with each of the following financial covenants, measured as of the periods ending on the dates indicated below:

7.1.     Fixed Charge Coverage Ratio Through Fiscal Year End 2016. Commencing with the execution of this Agreement, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 for fiscal year 2016, measured as of the last day of fiscal year 2016.

7.2.     Fixed Charge Coverage Ratio After Fiscal Year End 2016. Beginning with the commencement of the fiscal year ending October 31, 2017, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1.0 for fiscal year 2017, and all fiscal years thereafter, measured annually on the last day of such fiscal year.

7.3.     Fixed Charge Coverage Ratio Defined: The Fixed Charge Coverage Ratio means adjusted EBITDA (as defined below) less cash dividends paid (excluding cash dividends paid in November, 2015), all divided by the sum of Annual Debt Service (as defined below) and income taxes paid.

7.4.     Adjusted EBITDA Defined: Adjusted EBITDA means Earnings before Interest, Taxes, Depreciation, and Amortization, excluding non-cash share-based compensation, and including any new money equity investments and/or indebtedness fully subordinated to Lender.

7.5.     Annual Debt Service Defined: Annual Debt Service means the sum of all regularly scheduled payments of principal (excluding payments made with regard to the required First Step Down or Second Step Down pursuant to Section 1.1 hereof) plus interest paid.

7.6.     Debt to Worth Ratio: Borrower shall maintain a ratio of Total Liabilities to Tangible Net Worth of no greater than 0.95:1.00. This covenant shall be monitored quarterly and will commence with the fiscal quarter ending April 30, 2016.

(Credit Agreement)

7.6.1     Total Liabilities Defined: “Total Liabilities” shall mean all liabilities of Borrower as stated in the required financial statements prepared in accordance with GAAP.

7.6.2     Tangible Net Worth Defined: “Tangible Net Worth” shall mean Total Assets minus Total Liabilities minus any Intangible Assets as stated in the required financial statements prepared in accordance with GAAP.

7.7.     Current Ratio: Borrower shall maintain a Current Ratio of not less than 3.00 to 1.00. This covenant shall be monitored quarterly and will commence with the fiscal quarter ending April 30, 2016.

7.7.1     Current Ratio Defined. “Current Ratio” shall be defined as Current Assets divided by Current Liabilities.

7.7.2     Current Assets and Current Liabilities Defined. “Current Assets” and “Current Liabilities” shall mean all assets and liabilities which are so classified current in accordance with GAAP.

SECTION 8.     Events of Default. “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events has occurred:

8.1.     Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, any of the Notes, or any of the other Financing Documents, whether at the due date thereof, by acceleration thereof or otherwise; subject, however, to the Monetary Cure Provisions, as applicable, and any applicable cure provisions set forth in any of the Notes or other Financing Documents;

8.2.     Perform, Etc.; Certain Provisions of this Agreement. The failure of the Borrower to observe or comply with any of the provisions of (a) Sections 5.4, 5.8, 5.9, 5.10 and 5.11 (Affirmative Covenants) of this Agreement, (b) Section 6 (Negative Covenants), or (c) Section 7 (Financial Covenants) of this Agreement;

8.3.     Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made;

8.4.     Events of Default under other Financing Documents. The occurrence of an event of default (as defined and described therein) under the provisions of any of the Notes, or any of the other Financing Documents which is not cured within applicable cure periods, if any;

8.5.     Liquidation, Termination, Dissolution, Etc. If the Borrower shall liquidate, dissolve or terminate its existence;

8.6.     Default under other Indebtedness. If Borrower or any Subsidiary (a) shall default in any payment of any Indebtedness owing to the Lender (other than the Obligations under the Financing Documents) or (b) shall default in the payment of any other Indebtedness owed to any other Person, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; provided, that, default under this paragraph (b) shall not constitute an Event of Default if such default is caused by a good faith dispute between such Person and the Borrower or Subsidiary, the amount of all such defaults does not exceed $500,000.00 at any one time, and the Borrower in good faith diligently pursues resolution of the dispute giving rise to such default;

(Credit Agreement)

8.7.     Attachment. The issuance of any attachment or garnishment against property or credits of the Borrower or any of its Subsidiaries serving as Collateral, or the issuance of any attachment or garnishment against any other property or credits of the Borrower or any Subsidiary for an amount in excess, singly or in the aggregate, of $100,000 which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) after the issuance thereof;

8.8.     Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability in excess of $100,000 and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days after the entry thereof;

8.9.     Inability to Pay Debts, Etc. If the Borrower or any Subsidiary shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors; however, this section shall not apply to the sale, liquidation, dissolution, or winding up of Centric Solutions, LLC, in accordance with Section 6.6 hereof;

8.10.   Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower or any Subsidiary, or for the readjustment of any of the debts of the Borrower or any Subsidiary, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any Subsidiary and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within sixty (60) days of their commencement; however, this section shall not apply to the sale, liquidation, dissolution, or winding up of Centric Solutions, LLC, in accordance with Section 6.6 hereof;

8.11.   Receiver, Etc. A receiver or trustee shall be appointed for the Borrower or any Subsidiary or for any substantial part of the assets of the Borrower or any Subsidiary, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary and, except with respect to any such appointments requested or instituted by the Borrower or such Subsidiary, such receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower or any Subsidiary, such proceedings shall not be discharged within sixty (60) days of their commencement; however, this section shall not apply to the sale, liquidation, dissolution, or winding up of Centric Solutions, LLC, in accordance with Section 6.6 hereof;

8.12.   Financial Condition. The occurrence of any change in the financial condition of the Borrower which in the good faith judgment of the Lender is materially adverse, and any such change is not cured to the satisfaction of the Lender within thirty (30) days after the date of written notice thereof by the Lender to the Borrower;

8.13.   Invalidity; Repudiation. Any Financing Document or any material provision of any Financing Document shall not be, or shall cease to be, valid and enforceable and in full force and effect (other than as a result of the indefeasible payment in full of all amounts due thereunder); or the Borrower shall disaffirm or repudiate any of its respective obligations under the Financing Documents;

(Credit Agreement)

8.14.   Delisting Stock: The failure of the Borrower’s common stock to be listed on NASDAQ, the New York Stock Exchange, or similar national stock exchange.

8.15.   Perform, Etc.; other Provisions of this Agreement. The failure of the Borrower or any Subsidiary to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 8.1 through 8.14 above, inclusive, and such failure is not cured to the satisfaction of the Lender within a period of thirty (30) days after the date of written notice thereof from the Lender to the Borrower.

SECTION 9.     Rights and Remedies.

9.1.     Rights and Remedies. If any Event of Default shall occur and be continuing, the Lender may (a) declare the Revolving Credit Facility hereunder and any obligation or commitment of the Lender hereunder to make the Revolving Credit Facility to be terminated, whereupon the same shall forthwith terminate and/or (b) declare the unpaid principal amounts of all Notes (or any of them) together with accrued and unpaid interest thereon, and all other Obligations then outstanding, to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Lender, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Event of Default referred to in Section 8.9, Section 8.10 or Section 8.11 above, the Revolving Credit Facility hereunder and any obligation or commitment of the Lender hereunder to make the Revolving Credit Facility hereunder shall automatically terminate and the unpaid principal amounts of all Notes together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Lender without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Event of Default, then in each and every case, the Lender shall be entitled, in addition to the rights and remedies available to the Lender under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC, and all other rights and remedies available to the Lender under applicable law, without resort to judicial process, in any jurisdiction in which enforcement thereof is sought to take such steps as it deems appropriate to protect the Collateral from depredation or injury, and any expenses incurred by the Lender in taking such steps shall be paid by the Borrower as provided herein, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

9.2.     Default Rate. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of an Event of Default hereunder, the unpaid principal amount of the Notes and all other monetary Obligations outstanding or becoming outstanding while such Event of Default exists shall bear interest from the date of such Event of Default until such Event of Default has been cured to the satisfaction of the Lender, at a floating and fluctuating per annum rate of interest equal at all times to the Default Rate, irrespective of whether or not as a result thereof, any Note or any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Borrower shall on demand from time to time pay such interest to the Lender and the same shall be a part of the Obligations hereunder.

9.3.     Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Lender a continuing Lien on, in and upon all Indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Lender. In addition to, and without limitation of, any rights of the Lender under applicable laws, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, the Lender may at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such Indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property, toward the payment of all or any part of the Obligations in such order and manner as the Lender in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Lender.

(Credit Agreement)

9.4.     Enforcement Costs. The Borrower agrees to pay to the Lender on demand (a) all Enforcement Costs paid, incurred or advanced by or on behalf of the Lender and (b) interest on such enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. All Enforcement Costs, with interest as above provided, shall be a part of the Obligations hereunder.

9.5.     Application of Proceeds. Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be applied by the Lender to the payment of Enforcement Costs, and any balance of such proceeds (if any) will be applied by the Lender to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Lender may from time to time in its sole discretion determine. If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrower shall remain liable to the Lender for any deficiency.

9.6.     No Waiver, Etc. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other Person and the acceptance by the Lender of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which an Event of Default exists shall not in any way or manner be construed as a waiver of such Event of Default by the Lender or preclude the Lender from exercising any right of power or remedy consequent upon such Event of Default.

9.7.     Termination. This Agreement shall remain in full force and effect until (a) all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally, irrevocably and indefeasibly paid in full and (b) all of the Financing Documents have been terminated by the Lender.

SECTION 10.   Miscellaneous.

10.1.     Course of Dealing; Amendment. No course of dealing between the Lender and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Lender shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrower.

(Credit Agreement)

10.2.   Waiver of Default. The Lender may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Lender may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Lender shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

10.3.   Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to the Borrower at 5290 Concourse Drive, Roanoke, Virginia 24019, Attention: Neil D. Wilkin, President/CEO, or to the Lender at 36 Church Avenue SW, Roanoke, Virginia 24011, Attention: Scott L. Leffel, Senior Vice President. Such notice or demand shall be deemed sufficiently given for all purposes when delivered (a) by personal delivery and shall be deemed effective when delivered and receipt given by the addressee, or (b) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail as certified mail, return receipt requested and postage prepaid, or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express) for next business day delivery. Notice by e-mail is not valid notice under this or any other agreement between the Borrower and the Lender.

10.4.   Right to Perform. If the Borrower shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, including applicable cure periods, if any, then and in each such case, the Lender may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Lender shall not be deemed or construed to cure an Event of Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Lender on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Lender and any costs and expenses advanced or incurred by or on behalf of the Lender in taking any such action, all of which shall be a part of the Obligations hereunder.

10.5.   Costs and Expenses. The Borrower agrees to pay to the Lender on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including reasonable attorney’s fees and disbursements, which the Lender may incur or which are payable in connection with the closing and the administration of the Revolving Credit Facility, including, without limitation, the preparation of this Agreement and the other Financing Documents, the recording or filing of any and all of the Financing Documents (including the recordation of the Deed of Trust Modification Agreements and the filing of any financing statement) and obtaining Lien searches and title insurance policies (including endorsements). All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

(Credit Agreement)

10.6.   Indemnification. If after receipt of any payment of all, or any part of, the Obligations, the Lender is, for any reason, compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or, for any other reason, the Financing Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Lender harmless for, the amount of such payment surrendered. The provisions of this subsection shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender’s rights under the Financing Documents, and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this subsection shall survive the termination of this Agreement and the Financing Documents.

10.7.   Further Assurances. From time to time, at the Borrower’s expense, the Borrower shall take such action and execute and deliver to the Lender such additional documents, instruments, certificates, and agreements as the Lender may reasonably request to effectuate the purposes of the Financing Documents.

10.8.   Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights, powers and remedies of the Lender pursuant to this Agreement and the Financing Documents shall be cumulative, and no such right, power or remedy shall be exclusive of any other such right, power or remedy. In the event of any irreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Lender of any right, power or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Lender.

10.9.   Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules, except that all matters regarding the North Carolina Deed of Trust shall be interpreted in accordance with the laws of the State of North Carolina. THE BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A CITY, COUNTY OR JUDICIAL DISTRICT WHERE THE LENDER MAINTAINS AN OFFICE OR A BRANCH; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF THE BORROWER WITHIN ANY OTHER CITY, COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. The Borrower and the Lender acknowledge and agree that the venue provided above is the most convenient form for both the Lender and the Borrower, and the Borrower and the Lender waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.10.   WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY THE BORROWER AND THE LENDER MAY HAVE IN ANY ACTION, PROCEEDING OR LITIGATION, IN LAW OR IN EQUITY, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED THERETO. The Borrower represents and warrants that no representative or agent of the Lender has represented, expressly or otherwise, that the Lender will not, in the event of litigation, seek to enforce this jury trial waiver. The Borrower acknowledges that the Lender has been induced to enter into this Agreement by, among other things, the provisions of this subsection.

(Credit Agreement)

10.11.    Certain Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents unless otherwise specifically defined therein. Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall be deemed a word of illustration meaning “including, but not limited to” and not a word of limitation. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

10.12.     Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

10.13.     Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

10.14.     Binding Effect. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective personal representatives, successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

10.15.     Entire Agreement. This Agreement, and the other Financing Documents (including the Prior Loan Agreement, as amended, modified, continued, and restated by this Agreement) constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Nothing in this Agreement or in the other Financing Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Financing Documents.

10.16.     Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

10.17.     Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

10.18.     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

10.19.     Certain Obligations Excluded. Notwithstanding anything herein to the contrary, if and only if the Borrower is not an ECP, then to the extent applicable law prohibits the Borrower from entering into an agreement to guaranty or otherwise provide security for any obligations in respect of a Swap, the obligations secured hereby shall not include obligations of the Lender under any Swap.

(Credit Agreement)

10.20.     Prior Credit Agreement; No Novation. Effective as of the Effective Date, this Agreement amends, modifies, continues, and restates the Prior Credit Agreement and governs the Term Loan Notes and the Deeds of Trust. Except as amended hereby, the Term Loan Notes, the Deeds of Trust, and all security instruments securing the Term Loan Notes remain the valid and binding obligation of the parties thereto, it being the intent of the parties hereto that the amendments thereto effected hereby shall not constitute a novation. The Borrower hereby reaffirms its obligations under the Term Loan Notes, the Deeds of Trust, and all other security instruments securing the Term Loan Notes, and each of the other Financing Documents to which it is a party. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff, or recoupment of any kind or nature that it may have as of the date hereof against the Lender arising from or in connection with the Prior Credit Agreement or with the Term Loan Notes, the Deeds of Trust, or any security instruments securing the Term Loan Notes as amended, modified, continued, and restated hereby, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof.

[Signature Pages Follow]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

WITNESS:	OPTICAL CABLE CORPORATION, a Virginia corporation

/s/ Virginia S. Coley	By: /s/ Tracy G. Smith	(SEAL)
Tracy G. Smith Chief Financial Officer and SVP

[Signatures Continued on Following Page]

(Credit Agreement)

[Signature Page]

[Signatures Continued from Prior Page]

WITNESS:	BANK OF NORTH CAROLINA, a North Carolina banking corporation

/s/ Virginia S. Coley	By: /s/ Scott L. Leffel	(SEAL)
Scott L. Leffel Senior Vice President

(Credit Agreement)

[Signatre Page]

ANNEX A

to

CREDIT AGREEMENT

Dated as of April 26, 2016

DEFINITIONS

All terms used herein without definition which are defined by the UCC shall have the meanings assigned to them by the UCC in effect on the date hereof. In addition to the defined terms appearing below, capitalized terms used in the Credit Agreement shall have (unless otherwise provided elsewhere in the Credit Agreement) the following respective meanings when used in the Credit Agreement:

“Account Debtor” means any Person who may become obligated to the Borrower under, with respect to, or on account of, an Account, chattel paper, or general intangibles (including a payment intangible).

“Accounts” has the meaning given such to term in the UCC.

“Advance” means a LIBOR Rate Advance under the Revolving Credit Facility.

“Applicable Margin” means three hundred sixty-five basis points (3.65%).

“Authorized Person” means, each individually, Neil D. Wilkin, as President and Chief Executive Officer, Tracy G. Smith, as Chief Financial Officer, or any other officer, employee or representative of the Borrower who is authorized or designated as a signer of loan documents under the provisions of the Borrower’s most recent resolutions or similar documents on file with the Lender. Notwithstanding that individual names of Authorized Persons may have been provided to the Lender, the Lender shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning set forth in the Preamble to the Credit Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized to close.

“Business Premises” means the Borrower’s business premises located at 5290 Concourse Drive, Roanoke, Virginia 24019; 3030 Nicholas Avenue, Roanoke, Virginia 24012; 33 Superior Way, Swannanoa, NC 28778; 112 Buckeye Cove Road, Swannanoa, NC 28778; and 1700 Capital Avenue, Suite 150, Plano, Texas 75074.

“Code” means the Internal Revenue Code, of 1986, as amended.

“Collateral” means the collateral granted pursuant to the Security Agreement, the Deeds of Trust, and any other security instrument given in favor of the Lender to secure the Obligations.

“Commitment Fee” has the meaning given to such term in Section 1.8 of the Credit Agreement.

(Amended and Restated Credit Agreement)

Annex A, Page 1

“Continuation Date” means the first Joint Business Day in each calendar month.

“Credit Agreement” means the Credit Agreement dated as of April 26, 2016 by and between the Borrower and the Lender, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Deed of Trust Modification Agreements” means the two Deed of Trust Modification Agreements, each dated April 26, 2016, executed and delivered by the Borrower and the Lender, amending, modifying, continuing, and restating each of the Deeds of Trust, to be recorded in the Clerk’s Office of the Circuit Court of Roanoke County, Virginia, and the Register of Deeds for Buncombe County, North Carolina, respectively.

“Deeds of Trust” means (a) the Corrected Deed of Trust dated June 4, 2008, granted by the Borrower and encumbering real property described therein located in Roanoke County, Virginia, and recorded in the Clerk’s Office of the Circuit Court of Roanoke County, Virginia, as Instrument #200807923, as amended, modified, continued, or restated in accordance with the Credit Agreement, and as the same may be amended, restated, supplemented, or otherwise modified from time to time (the “Virginia Deed Of Trust”); and (b) the Corrected Deed of Trust, Security Agreement and Fixture Filing dated May 30, 2008, granted by the Borrower and encumbering real property described therein located in Buncombe County, North Carolina, and recorded in the Office of the Register of Deeds for Buncombe County, North Carolina, in Deed Book 4573, pages 1676 – 1688, as amended, modified, continued, or restated in accordance with the Credit Agreement, and as the same may be amended, restated, supplemented, or otherwise modified from time to time (the “North Carolina Deed Of Trust”); and “Deed of Trust” shall mean either of them.

“Default” means an event which, with the passage of time or the giving of notice or both, would become an Event of Default.

“Default Rate” means a per annum rate of interest equal to the otherwise applicable rate plus 3.00% per annum.

“Draw Date” means, in relation to each Advance, the date that such Advance is made or deemed to be made to the Borrower pursuant to the Revolving Credit Note and the Credit Agreement.

“ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act, as amended, and any applicable rules, as amended.

“Effective Date” means the date as of which the conditions precedent described in Section 3.2 of the Credit Agreement have been satisfied.

“Enforcement Costs” means collectively and include all expenses, charges, recordation or other taxes, costs and fees (including reasonable attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (a) the collection or enforcement of the Credit Agreement or any of the other Financing Documents, (b) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (c) the exercise by the Lender of any rights or remedies available to it under the provisions of the Credit Agreement, or any of the other Financing Documents.

“Environmental Law” means any federal, state or local law, statute, rule, regulation or ordinance, relating to Hazardous Materials and/or the protection of the environment or human health.

Annex A, Page 2

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Event” means (a) a reportable event (as defined in ERISA §4043 for which the PBGC required notice) with respect to a pension plan maintained or sponsored by Borrower; (b) receipt by the Borrower of a notice from the PBGC of the imposition of withdrawal liability under Section 4063 of ERISA or a cessation of operations at a facility of the Borrower that is treated as a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower from a multiemployer plan to which the Borrower contributes or receipt by the Borrower of a notice from the PBGC that a multiemployer plan to which the Borrower contributes is in reorganization; (d) the provision by the administrator of a plan maintained or sponsored by the Borrower of a notice of intent to terminate such plan, the treatment of an amendment to a pension plan maintained or sponsored by the Borrower as a termination under Section 4041 or 4041A of ERISA, or receipt by the Borrower of a notice from the PBGC of its intention to terminate any plan maintained or sponsored by the Borrower; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any pension plan maintained or sponsored by the Borrower or multiemployer plan to which the Borrower contributes; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower.

“Event of Default” has the meaning set forth in Section 8 of the Credit Agreement.

“Financing Documents” means, collectively, the Credit Agreement, the Revolving Credit Note, the Term Loan Notes, the Security Agreement, the Deeds of Trust, the Deed of Trust Modification Agreements, the Prior Loan Agreement (as amended, modified, continued, and restated by this Agreement), and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by the Borrower or any other Person (as hereinafter defined) evidencing, guaranteeing, securing or in connection with the Revolving Credit Facility or the Term Loan Notes, as any of the same may be amended, restated, supplemented, or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States as set forth in statements and pronouncements of the Financial Accounting Standards Board as adopted by the Public Company Accounting Oversight Board and approved by the U.S. Securities and Exchange Commission or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government..

“Hazardous Materials” means all hazardous wastes, hazardous substances, toxic chemicals and substances, oil and petroleum products and their by-products, radon, asbestos, pollutants or contaminants as defined under applicable Environmental Laws.

“Indebtedness” means collectively all indebtedness, liabilities and obligations of the Borrower of any nature whatsoever, direct or contingent, matured or unmatured, joint or several, including, without limitation, (a) any obligation for borrowed money, (b) any obligation to pay rent under any lease which is required to be classified as a liability in accordance with generally accepted accounting principles, (c) any obligation to pay rent under any synthetic lease, (d) any obligation secured by a lien, security interest or other encumbrance on property whether or not the Borrower has assumed or become liable for the payment of such obligation, and (e) any obligation for the deferred purchase price of property or services.

Annex A, Page 3

“Intercompany Indebtedness” means intercompany loans, advances, payables and receivables between or among the Borrower and its Subsidiaries.

“Interest Expense” means total interest expense (whether paid or accrued), including the amortization of debt discounts and premiums as well as the interest component under capital leases, determined in accordance with GAAP.

“Interest Period” means, respectively and as applicable, each successive period from and including the Draw Date of each LIBOR Rate Advance (and thereafter, any subsequent Continuation Date), to but not including the next succeeding Continuation Date.

“Joint Business Day” means a day that is both a New York Business Day and a London Business Day.

“Laws” means and includes any and all laws, rules, regulations, decrees, injunctions, orders, legal requirements, codes and ordinances now in force or which any Governmental Authority may hereafter enact.

“Lender” has the meaning set forth in the Preamble to the Credit Agreement.

“LIBOR Adjusted Rate” means the rate per annum equal to the sum of the Applicable Margin and One-Month LIBOR, rounded upward to the nearest 1/16th of 1%, as determined on each Continuation Date; and being a variable interest rate which is subject to adjustment on each Continuation Date in accordance with changes in the One-Month LIBOR. As of the date of the Credit Agreement, One-Month LIBOR equals 0.44% per annum and the LIBOR Adjusted Rate equals 4.125% per annum.

“LIBOR Rate Advance” means any Advance under the Revolving Credit Facility that accrues interest at the LIBOR Adjusted Rate.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, judgment, lien, claim or charge of any kind in, on, of or in respect of, any asset or property or any rights to any asset or property of Borrower, including, without limitation, (a) any interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to any such asset or property of Borrower, and (b) the filing of, or any agreement to give, any financing statement relating to any such asset or property under the Uniform Commercial Code of any jurisdiction.

“London Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in London, England, United Kingdom, are authorized or required by law or other governmental action to remain closed for business.

“Maximum Legal Rate” has the meaning set forth in Section 2.6 of the Credit Agreement.

“Monetary Cure Provisions” means the limited right of the Borrower to cure any payment default under Section 8.1 of the Credit Agreement on the following terms: If default occurs in the payment of money under this Agreement, such payment default may be cured if the Borrower, after being given written notice from the Lender demanding payment of such payment default, cures such payment default by payment in full within seven (7) days after such written demand; provided, however, the Borrower shall have the benefit of the Monetary Cure Provisions with respect to any payment default, and the Lender shall be required to send written demand for payment with respect to such payment default, only if the Borrower has not been given two (2) notices of payment default for the same payment default within the preceding twelve (12) months and no cure provision otherwise applies to such payment default under this Agreement or any other Financing Document.

Annex A, Page 4

“New York Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, are authorized or required by law or other governmental action to remain closed for business.

“Notes” means the Revolving Credit Note, the Term Loan A Note, and the Term Loan B Note, and “Note” means any of them.

“Obligations” means, collectively, and includes all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Lender, both now existing and hereafter arising, under, as a result of, on account of, or in connection with, the Credit Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, the Revolving Credit Note the Term Loan Notes, and any and all extensions, renewals or replacements thereof, amendments thereto and restatements or modifications thereof made at any time or from time to time hereafter, or the other Financing Documents.

“One-Month LIBOR” means the rate per annum obtained by dividing (a) the applicable London Interbank Offered Rate (“LIBOR”) for One-Month LIBOR as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on the appropriate day in accordance with the terms of the Revolving Credit Note, as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender, by (b) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on any LIBOR Rate Advance or LIBOR Rate Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Permitted Encumbrances” means easements, restrictions, covenants and other encumbrances affecting any of the Real Property, as disclosed by lender’s title insurance policies and endorsements approved by and insuring the Lender.

“Permitted Lien” means any Lien expressly permitted by the provisions of Section 6.2 of the Credit Agreement.

“Permitted Working Capital Indebtedness” means Indebtedness incurred or maintained by the Borrower after the Effective Date to provide working capital and which shall be subordinated to all Liens securing the Lender, now and in the future, and which shall not exceed $1,000,000 in the aggregate at any time.

“Person” means any natural person, individual, trustee, fiduciary, company, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature.

Annex A, Page 5

“Plan” means any pension, employee benefit, multiemployer, profit sharing, savings, stock bonus or other deferred compensation plan which is subject to the requirements of ERISA.

“Prior Credit Agreement” means the Credit Agreement dated May 30, 2008, by and between Borrower and Superior Modular Products Incorporated, as borrower, and Valley Bank (successor in interest to Lender), as lender, as amended from time to time including the Seventh Loan Modification Agreement dated January 25, 2016. Subsequent to the execution of the Prior Credit Agreement, Superior Modular Products Incorporated was merged into the Borrower with the Borrower being the surviving entity.

“Real Property” means the real property owned by the Borrower and encumbered by, and more particularly described in, the Deeds of Trust, and known as 5290 Concourse Drive, Roanoke, Virginia 24019; 33 Superior Way, Swannanoa, NC 28778; and 112 Buckeye Cove Road, Swannanoa, NC 28778.

“Request” has the meaning set forth in Section 1.2 of the Credit Agreement.

“Responsible Officer” means, with respect to any Person, such Person’s President, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer or Treasurer.

“Revolving Credit Account” means the loan account maintained by the Lender with respect to the Advances, the accrual of interest thereon, repayments and prepayments thereof, and other amounts and charges due in connection therewith.

“Revolving Credit Amount” means the amount stated in Section 1.1 of the Credit Agreement, subject to the First Step Down and the Second Step Down as described therein.

“Revolving Credit Expiration Date” means (a) February 28, 2018, or, in the event that the Lender from time to time elects to extend the Revolving Expiration Date in accordance with the provisions of Section 1.6 of the Credit Agreement, the last date to which Lender elects to extend the Revolving Credit Expiration Date in accordance therewith, or (b) such later date as to which the Lender shall, in its sole discretion, agree in writing to extend the Revolving Credit Expiration Date without regard to Section 1.6 of the Credit Agreement.

“Revolving Credit Facility” means the revolving credit facility, pursuant to which the Lender shall make available to the Borrower from time to time Advances in an aggregate principal amount outstanding of not to exceed the Revolving Credit Amount.

“Revolving Credit Note” means the Revolving Credit Note dated April 26, 2016, executed and delivered by the Borrower and made payable to the order of Lender in the principal amount of $7,000,000, as the same may be amended, restated, replaced, supplemented, extended, renewed, or otherwise modified from time to time.

“Security Agreement” means the Security Agreement dated of even date herewith between the Borrower and the Lender, as the same may be amended, supplemented, restated and otherwise modified from time to time.

“Subsidiary” of the Borrower means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower. The current Subsidiaries of the Borrower are listed in Section 4.1 of the Credit Agreement. With reference to Person other the Borrower, a subsidiary of such Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Annex A, Page 6

“SunTrust Credit Facility” means the loan or loans evidenced by Commercial Note dated as of August 30, 2013, made by Borrower payable to the order of SunTrust Bank in the original principal amount of $9,000,000.00, as modified, amended, renewed, restated, or replaced from time to time.

“Swap” means a “swap” as defined in the Commodity Exchange Act, as amended, and any applicable rules, as amended.

“Term Loan A Note” means the note dated May 30, 2008, executed and delivered by the Borrower and made payable to the order of Valley Bank in the original principal amount of $2,240,000.00, as amended, modified, continued, and restated by the Term Loan A Note dated April 26, 2016, executed and delivered by the Borrower and made payable to the order of the Lender in the principal amount of $1,816,609.03, as the same may be amended, restated, replaced, supplemented, extended, renewed, or otherwise modified from time to time.

“Term Loan B Note” means the note dated May 30, 2008, executed and delivered by the Borrower and made payable to the order of Valley Bank in the original principal amount of $6,500,000.00, as amended, modified, continued, and restated by the Term Loan B Note dated April 26, 2016, executed and delivered by the Borrower and made payable to the order of the Lender in the principal amount of $5,271,410.83, as the same may be amended, restated, replaced, supplemented, extended, renewed, or otherwise modified from time to time.

“Term Loan Notes” means the Term Loan A Note and the Term Loan B Note, and “Term Loan Note” means either of them.

“UCC” means the Uniform Commercial Code in effect in the Commonwealth of Virginia on the date hereof.

“Valley Bank” means one of the parties to the Prior Credit Agreement which, subsequent to the execution of the Prior Credit Agreement, was merged into the Lender with the Lender being the surviving entity.

Annex A, Page 7

SCHEDULE 6.11

Transactions with Affiliates

None.

(Credit Agreement)

Schedule 6.13, Page 1